SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [_]
         Check the appropriate box:

      [ ] Preliminary Proxy Statement  [_] Confidential, for Use of the
      [ ] Definitive Proxy Statement       Commission Only (as permitted by
      [X] Definitive Additional Materials  Rule 14a-6(e)(2))
      [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


              AMERICA FIRST FINANCIAL FUND 1987-A LIMITED PARTNERSHIP
                  (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     ------------------------------------------
                     (NAME OF PERSON(S) FILING PROXY STATEMENT,
                           IF OTHER THAN THE REGISTRANT)

      Payment of Filing Fee (Check the appropriate box):
       [X]  No fee required.
       [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies.
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        (2) Aggregate number of securities to which transaction applies:
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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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        (4) Proposed maximum aggregate value of transactions:
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        (5) Total fee paid:
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       [_]  Fee paid previously with preliminary materials.
       [ ] Check box if any part of the fee is offset as provided by Ex-change Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of this filing.

        (1) Amount Previously Paid:

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        (2) Form, Schedule or Registration Statement No.:

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        (3) Filing Party:

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        (4) Date Filed:

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         [Letter to holders of the Registrant's BUCs]


                  [On Letterhead of America First Financial Corp.]



                                                 October 31, 1997




         Dear BUC Holder:

                   America First Financial Fund 1987-A Limited Partnership ("America First") is seeking the written consent of holders of beneficial unit certificates ("BUC Holders") to a proposed merger (the "Merger") of America First's wholly-owned thrift holding com-pany, America First Eureka Holdings, Inc. ("Eureka Holdings"), and Bay View Capital Corporation ("Bay View"), the subsequent distri-bution of America First's assets (net of expenses and reserves for certain liabilities) (the "Distribution"), and the dissolution of America First (the "Dissolution").

                   THIS IS A REMINDER THAT THE DEADLINE IS FAST APPROACHING FOR GRANTING OR WITHHOLDING YOUR CONSENT TO THE PROPOSED TRANSAC-TIONS. IN ORDER TO BE VALID, CONSENTS MUST BE RECEIVED BY MACKEN-ZIE PARTNERS BY 5:00 P.M. E.S.T. ON NOVEMBER 10, 1997. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE IN COMPLETING THE CONSENT CARD, PLEASE CALL MACKENZIE PARTNERS AT (800) 322-2885.

                   On October 23, 1997, Bay View announced that its share-holders have approved the Merger. We are excited by the op-portunity presented by these transactions. At the time we negoti-ated the proposed Merger, America First hoped that the market would recognize the strategic advantage of a combination between Bay View and Eureka Holdings. Rather than fix the merger consid-eration that America First would receive based upon the market price of Bay View Common Stock on May 8, 1997, the date we signed the Merger Agreement, we negotiated for a formula that will allow America First and the BUC Holders to get the benefit of apprecia-tion in Bay View's stock price above a $26 trading level. As ex-plained in the Joint Proxy Statement/Prospectus dated October 10, 1997, the Merger Consideration will be fixed based upon the aver-age closing sale price of one share of Bay View Common Stock dur-ing the 20 consecutive full trading days ending on the fifth busi-ness day immediately prior to the closing date of the Merger (the "Average Bay View Stock Price"). The closing sale price of the Bay View Common Stock on The Nasdaq Stock Market on October 30, 1997 was $30.25 per share, as compared to a closing price of $25 7/8 per share (as adjusted for a subsequent stock split) on May 7, 1997, the last trading day preceding the announcement of our transaction.

                   As is set forth on page 43 of the Joint Proxy Statement/ Prospectus, the Total Stock Consideration and the Net Cash Consid-eration will be distributed to the BUC Holders and the General Partner on a proportionate basis in accordance with the partner-ship agreement. The exact amount of consideration available for distribution cannot be determined until trading closes on the fifth business day immediately prior to the Closing Date. The following chart sets forth estimated amounts of consideration to be received by the BUC Holders and the General Partner at various levels of Average Bay View Stock Price:

    Average Bay View Stock Price..........   $     18.90   $     21.00   $     26.00   $     30.00   $     35.00  $     40.00
    Number of Bay View Shares
      Distributed.........................    11,111,111    10,000,000     8,076,923     8,076,923     8,076,923    8,076,923
    Total Stock Consideration.............   210,000,000   210,000,000   210,000,000   242,307,690   282,692,305  323,076,920
    Total Cash Consideration..............    90,000,000    90,000,000    90,000,000    90,000,000    90,000,000   90,000,000
    Merger Consideration..................   300,000,000   300,000,000   300,000,000   332,307,690   372,692,305  413,076,920
    Less FDIC Payout......................   (12,800,000)  (12,800,000)  (12,800,000)  (12,800,000)  (12,800,000) (12,800,000)
    Less Admin. Expenses and Reserves.....    (2,100,000)   (2,100,000)   (2,100,000)   (2,100,000)   (2,100,000)  (2,100,000)
    Net Cash and Total Stock
      Consideration.......................   285,100,000   285,100,000   285,100,000   317,407,690   357,792,305  398,176,920
    General Partner's Distribution........    36,653,002    36,653,002    36,653,002    44,729,924    54,826,078   64,922,232
    BUC Holders' Distribution.............   248,446,999   248,446,999   248,446,999   272,677,766   302,966,227  333,254,689
    Number of Bay View Shares per BUC.....      1.610931      1.449838      1.171023      1.154413      1.137869     1.124680
    Cash per BUC..........................   $   10.8883   $   10.8883   $   10.8883   $   10.7338   $   10.5800  $   10.4574
    Bay View Stock Value per BUC..........   $   30.4466   $   30.4466   $   30.4466   $   34.6324   $   39.8254  $   44.9872
    Total Value per BUC...................   $   41.3349   $   41.3349   $   41.3349   $   45.3662   $   50.4054  $   55.4446

         The "Total Value per BUC" increases by $1.0078 for each $1.00 increase in the Average Bay View Stock Price over $26 per share.







                   The foregoing estimates are subject to a number of factors, including, without limitation, the Average Bay View Stock Price, the amount of liabilities, obligations, expenses and other available assets of America First at the time of the Distribution (including the amount determined to be owed to the FDIC, which is currently estimated to be in the range of $8.5 million to $12.8 million), and the amount of reserves that the General Partner deems reasonably necessary for any contingent or unforeseen liabilities of America First. The calculation of the amount of the Distribution to be received by the General Partner and the BUC Holders will be validated by the accounting firm of KPMG Peat Marwick.

                   YOU ARE URGED TO CAREFULLY REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS FOR A FULL DESCRIPTION OF THE PROPOSED TRANSACTIONS. SUBJECT TO THE APPROVAL OF THE BUC HOLDERS, WE CONTINUE TO ANTICIPATE THAT A CLOSING OF THE MERGER WILL OCCUR ON EITHER DECEMBER 31, 1997 OR JANUARY 2, 1998 AND THAT THE DISTRIBUTION WILL OCCUR IMMEDIATELY AFTER THE CONSUMMATION OF THE MERGER.

                   If you have already granted your consent to these transactions and determine to revoke your consent, you may do so by delivering a signed, written revocation of consent to MacKenzie Partners by 5:00 p.m. E.S.T. on November 10, 1997.

                   For the reasons set forth at length in the Joint Solicitation Statement/Prospectus, the Eureka Holdings Board of Directors and the General Partner have unanimously approved the Merger Agreement and the transactions contemplated thereby and have determined that the proposed Merger, the Distribution and the Dissolution, are fair to, and in the best interests of, Eureka Holdings, America First and the BUC Holders. ACCORDINGLY, THE BOARD OF DIRECTORS OF EUREKA HOLDINGS AND THE GENERAL PARTNER UNANIMOUSLY RECOMMEND
         A CONSENT TO THE MERGER, THE DISTRIBUTION AND THE
         DISSOLUTION.
                We thank you for your prompt attention to this important matter.

                                       Sincerely,


                                       America First Capital Associates
                                       Limited Partnership Five,
                                       General Partner


                                       By:  AFCA-5 Management Corporation,
                                            General Partner

                                            /s/ George H. Krauss

                                       George H. Krauss
                                       Chairman of the Board
                                       and Secretary